Exhibit 99.1

Singleton McAllister Appointed to Chart Industries, Inc. Board of Directors

Atlanta, Georgia – November 21, 2019 – The Board of Directors of Chart Industries, Inc. (NASDAQ: GTLS) has appointed Singleton McAllister as a new director effective November 20, 2019. Ms. McAllister will be a member of the Nominations and Governance Committee and the Compensation Committee, effective immediately.

Ms. McAllister is an attorney with Husch Blackwell LLP and a member of its Technology, Manufacturing & Transportation section. A leader in government affairs regulatory law for over 30 years, she has held several senior positions at the national level including senior counsel to the U.S. House of Representatives Committee on the Budget. Ms. McAllister was appointed by then President Bill Clinton as the General Counsel to the U.S. Agency for International Development where she was the chief legal advisor to 72 U.S. missions around the world. She represents companies and trade associations throughout a wide range of industries in public and regulatory matters related to international trade, transportation, energy and healthcare.

Ms. McAllister serves on the Board of Directors of public utility holding company Alliant Energy, and was voted on the proxy board of Securitas Critical Infrastructure Services, Inc. She is also a board member of Anterix and serves as Vice Chair for the National Women’s History Museum. Singleton is a member of the National Association of Corporate Directors (NACD) Compensation Committee Chair Advisory Council, and in 2019 she was listed among the NACD Directorship 100 Honorees in the NACD Directorship magazine. Singleton is also a member of the Council on Foreign Relations, recognized as the Top 100 in 2017 the National Black Lawyers and BE Registry of Corporate Directors.

About Chart Industries, Inc.

Chart Industries, Inc. (Nasdaq: GTLS) is a leading independent global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas. Our unique product portfolio is used throughout the liquid gas supply chain in the production, storage, distribution and end-use of atmospheric, hydrocarbon, and industrial gases. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. To learn more, visit www.Chartindustries.com.

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403
jillian.evanko@chartindustries.com